Exhibit (d)(4)

Sample of Stock Option Agreements before August 2004

SPORT CHALET, INC.

KEY EMPLOYEE
STOCK OPTION INCENTIVE AWARD AGREEMENT

THIS AGREEMENT is made and entered into this ________________________(date) , by and between Sport Chalet, Inc. (the "Company") and (the "Optionee") (together with the "Parties")._____________(name)

RECITALS

A.           On October 8, 1992, the Board of Directors of the Company adopted a Sport Chalet, Inc. 1992 Incentive Award Plan as amended (the "1992 Plan") under which plan certain employees of the Company, may be granted options to purchase Common Stock of the Company.

B.           The 1992 Plan permits the granting of nonstatutory stock options, which do not qualify as incentive stock options under Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code").

C.           The Optionee has been granted a nonstatutory stock option pursuant to the 1992 Plan.

D.           The Optionee is desirous of obtaining a nonstatutory stock option on the terms and conditions herein contained.

E.           Unless otherwise stated, all capitalized terms shall have the meaning set forth in the 1992 Plan.

AGREEMENT

IT IS THEREFORE agreed by and between the Parties, for and in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, as follows:

1.                      The Company hereby confirms and acknowledges that it has granted to the Optionee an option to purchase __________ shares of Common Stock of the Company (the "Option") upon the terms and conditions herein set forth and subject to the terms and conditions of the 1992 Plan.  The Option is granted as a matter of separate agreement, and not in lieu of salary or any other regular or special compensation for services.

2.                      The purchase price of the shares which may be purchased pursuant to the Option is the Fair Market Value of Company's Common Stock as of the close of market on the date of grant of the options covered by this Agreement

3.                      The Option shall continue for ten years after the date of grant set forth in paragraph 1 unless sooner terminated or modified under the provisions of this Agreement, and shall automatically expire at midnight on the eleventh anniversary of such date.

4.                      The Option may be exercised by the Optionee to purchase the total number of shares specified in paragraph 1 as follows:

We us this paragraph for 3-year vesting

Thirty three and one third percent (33 1/3rd%) of the total number of shares shall become exercisable (subject to the provisions of paragraph 9 hereof) upon the last to occur of (i) the first anniversary date of grant of the option, or (ii) the effective date of the Company's registration statement under the Securities Act of 1933 with respect to its Common Stock to be offered to the public; an additional Thirty three and one third percent (33 1/3rd%) of the total number of shares optioned to Optionee shall be exercisable on each of the anniversaries of the original date of grant of such option.

Paragraph for 5-year vesting

Twenty percent (20%) of the total number of shares shall become exercisable (subject to the provisions of paragraph 9 hereof) upon the last to occur of (i) the first anniversary date of grant of the option, or (ii) the effective date of the Company's registration statement under the Securities Act of 1933 with respect to its Common Stock to be offered to the public; an additional twenty percent (20%) of the total number of shares optioned to Optionee shall be exercisable on each of the anniversaries of the original date of grant of such option.

The Optionee need not exercise any part of the Option when it becomes exercisable, but may accrue the fractional increments described above and exercise them in any later period, prior to expiration of the Option.

5.           If the Optionee's status as an employee of the Company shall terminate for any reason other than the Optionee's disability, the option, to the extent then exercisable as provided in paragraph 4, shall remain exercisable after the termination of his or her status as an employee for a period of three months.  If the Optionee's status as an employee is terminated because the Optionee is disabled within the meaning of Section 22(e)(3) of the Code, the Option, to the extent then exercisable as provided in paragraph 4, shall remain exercisable after the termination of his or her status as an employee for a period of twelve months.  If the option is not exercised during the applicable period, it shall be deemed to have been forfeited and of no further force or effect.

6.           In the event of the Optionee's death, the option may be exercised by the personal representative of the Optionee's estate or, if no personal representative has been appointed, by the successor or successors in interest determined under the Optionee's will or under the applicable laws of descent and distribution.  The Option may not be transferred, assigned, encumbered or alienated in any way by the Optionee except pursuant to a qualified domestic relations order as defined by the Code, Title I of the Employee Retirement Income Security Act, or the rules thereunder, and any attempt to do so shall render the Option and any unexercised portion thereof, at the discretion of the Company, null and void and unenforceable by the Optionee.

7.           The Option may be exercised in whole or in part by delivering to the Company written notice of exercise together with payment in full for the shares being purchased upon such exercise.

8.           The Company will, upon receipt of said notice and payment, issue or cause to be issued to the Optionee (or to his or her personal representative or other person entitled thereto) a stock certificate for the number of shares purchased thereby.  The Optionee may designate a member of the Optionee's immediate family as a co-owner of the said shares.

9.           The Company may, in its discretion, file and maintain effective with the Securities and Exchange Commission a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), covering the sale of the optioned shares to Optionee upon exercise of the option.  If, at the time of exercise, the Company does not have an effective Registration Statement on file covering the sale of the optioned shares, the Optionee represents and agrees that:  (i) the Option shall not be exercisable unless the purchase of optioned shares upon the exercise of the Option is pursuant to an applicable effective registration statement under the Act, or unless in the opinion of counsel for the Company, the proposed purchase of such optioned shares would be exempt from the registration requirements of the Act, and from the qualification requirements of any state securities law; (ii) upon exercise of the Option, he or she will acquire the optioned shares for his or her own account for investment and not with any intent or view to any distribution, resale or other disposition of the optioned shares; (iii) he or she will not sell or transfer the optioned shares, unless they are registered under the Act, except in a transaction that is exempt from registration under the Act, and each certificate issued to represent any of the optioned shares shall bear a legend calling attention to the foregoing restrictions and agreements.  The Company may require, as a condition of the exercise of the option, that the Optionee sign such further representations and agreements as it reasonably determines to be necessary or appropriate to assure and to evidence compliance with the requirements of the Act.

10.           If the Company or its stockholders enter into an agreement to dispose of all, or substantially all, of the assets or outstanding capital stock of the Company by means of a sale or liquidation, or a merger or reorganization in which the Company is not the surviving corporation, any unexercised portion of the Option as of the day before the consummation of such sale, liquidation, merger or reorganization shall for all purposes under this Agreement become exercisable in full as of such date even though the anniversary dates, as provided in paragraph 4, have not yet occurred.

11.           In consideration of the granting by the Company of the Option, the Optionee hereby affirms that he or she has a present intention to serve as an employee of the Company for the period that this option continues.  This affirmation, however, shall confer no right on the Optionee to continue to serve as an employee of the Company, nor interfere in any way with the right of the stockholders of the Company to remove the Optionee from the Board of Directors (or the Board of Directors to remove Optionee as an officer if Optionee should hold such position with the Company) pursuant to the Delaware General Corporation Law and the Company's Certificate of Incorporation and Bylaws.

12.           The Optionee shall have no rights as a stockholder with respect to the shares of Common Stock which may be purchased pursuant to the option until such shares are issued to the Optionee.

13.           This Agreement is entered into and shall be governed by, construed and enforced in accordance with the laws of the State of California.

14.           No non-qualified stock option granted to an officer of the Company subject to Section 16(b) of the Exchange Act, nor any shares of Common Stock issuable upon exercise of any such non-qualified stock option, may be sold or otherwise disposed of prior to the date that is six (6) months and one (1) day following the date of grant of the Non-qualified Stock Option.

15.           The terms and conditions contained in the 1992 Plan, as it may be amended from time to time hereafter, are incorporated into and made a part of this Agreement by reference, as if the same were set forth herein in full, and all provisions of the Option are made subject to any and all terms of the 1992 Plan.

IN WITNESS WHEREOF, the parties have hereunto affixed their signatures in acknowledgment and acceptance of the above terms and conditions on the date first above  mentioned.

SPORTS CHALET, INC. By: _____________________________ Craig Levra Chairman and CEO	OPTIONEE By: ____________________________ (Name)

4